Exhibit 5.1

August 7, 2007

Technest Holdings, Inc. 10411 Motor City Drive, Suite 650 Bethesda, MD 208179

Re:	S-8 Registration Statement

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Technest Holdings, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 827,721 shares (the “Shares”) of its common stock, par value $0.001 per share, pursuant to the Company’s 2006 Stock Award Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the Restated Articles of Incorporation of the Company, as amended to date (the “Restated Articles”), the By-Laws of the Company, as amended to date (the “By-Laws”), the records of meetings and consents of the Board of Directors of the Company provided to us by the Company relating to the Plan and the Shares, the Registration Statement and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be issued pursuant to awards duly granted pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that all corporate action necessary to be taken by the Company under the Restated Articles, the Bylaws, and the laws of the State of Nevada including, without limitation, under Chapter 78 of the Nevada Revised Statutes has been taken so that, when the Shares are issued as described in the Registration Statement, the Plan, and the Company’s Board of Directors resolutions relating thereto, the Shares will be validly and legally issued, and fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the State of Nevada and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By: /s/ David Broadwin
a Partner